Exhibit 5

May 31, 2007

LSB Financial Corp.
101 Main Street
P.O. Box 1628
Lafayette, Indiana  47902

Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of LSB Financial Corp. (the “Corporation”), relating to the offer and sale of 81,000 shares of the Common Stock, $.01 par value per share, of the Corporation under the LSB Financial Corp. Stock Option and Incentive Plan adopted by the Board of Directors of the Corporation on December 22, 2006, and by the Corporation’s shareholders on April 18, 2007 (the “Plan”).  In connection with your request, we have made such examination of the corporate records and proceedings of the Corporation and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

Based upon such examination, we are of the opinion that when the Common Stock has been purchased and the purchase price therefor has been paid as contemplated by the Plan and as described in the Registration Statement, as the same may be amended, and when the Corporation has complied with the Securities Act of 1933, as amended, and with the securities laws of the State of Indiana and all other jurisdictions in which the Common Stock is to be sold pursuant to the exercise of stock options granted under the Plan, the Common Stock will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.  In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ BARNES & THORNBURG LLP

BARNES & THORNBURG LLP